Exhibit 10.1

February 11, 2022

John Stark

Re:          Separation Agreement

Dear John:

The purpose of this letter agreement (this “Agreement”) is to confirm your resignation from Quantum-Si Incorporated (the “Company”) as its Chief Executive Officer as of February 8, 2022, and to set forth the terms of your resignation and separation from Company.  Payment of the Separation Benefits described below is contingent on your agreement to and compliance with the terms of this Agreement.  This Agreement shall become effective on the Effective Date (as defined below).

1.
Separation of Employment.  You resigned your employment with Company effective as of February 8, 2022 (the “Separation Date”).  You acknowledge and agree that from and after the Separation Date, you will not represent yourself as an employee or agent of Company.  As of the Separation Date, you also resigned as a director on Company’s Board of Directors (the “Board”) and from each and every office, position or responsibility in which you served for Company and each of its affiliates, subsidiaries or divisions.

2.	Company Equity. You were granted restricted stock units (“RSUs”) pursuant to the terms of the following agreements:

•	Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement, dated as of February 17, 2021 (the “Time Vested Award”); and
•	Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement, dated as of February 17, 2021 (the “Performance Vested Award”).

Each of the forgoing RSUs is subject to the terms of Company’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”).  Subject to Section 4, as of the Separation Date, you acknowledge and agree that the table below sets forth a complete and accurate list of RSUs as of the Separation Date:

Issuing Company	Grant Date	# of Shares Granted	# of Shares Vested	Type of RSU
Quantum-Si Incorporated	2/17/2021	1,703,460	425,866	Time Vested
Quantum-Si Incorporated	2/17/2021	453,777	0	Performance Vested

You acknowledge and agree that as of the Separation Date, you are not vested in 1,277,594 of the RSUs subject to the Time Vested Award and that you are not vested in 453,777 RSUs subject to the Performance Vested Award and that you forfeited all of the foregoing unvested RSUs as of the Separation Date.

3.	Separation Benefits. In exchange for the promises and release of claims contained herein, Company shall provide you with the following (the “Separation Benefits”):

(a)
A cash severance amount equal to $500,000.00 (the “Severance”), such amount representing one (1) year of your base salary. The Severance, less applicable withholdings, will be paid in a lump sum payment on the Company’s first payroll date occurring on or after the Effective Date.

(b)
Notwithstanding the terms of the offer letter from Company dated October 28, 2020 (the “Offer Letter”), Company will also pay you an amount equal to $352,750, such amount representing the bonus payable for the 2021 performance year (the “2021 Bonus”).  The 2021 Bonus, less all applicable withholdings, will be paid in a lump sum payment on Company’s first payroll date occurring on or after the Effective Date.

(c)
The Company will pay you an additional amount equal to $250,000, such amount representing an additional special bonus payment (the “Special Bonus”).  The Special Bonus, less all applicable withholdings, will be paid to you in a lump sum on the first payroll date occurring on or after the Effective Date.

4.
COBRA Benefits.  Regardless of whether you sign the Agreement, you shall have the right to elect to continue your medical and dental benefits pursuant to the terms and conditions of COBRA. Your eligibility for benefits under COBRA, the amount of such benefits, and the terms and conditions of such benefits, shall be determined by COBRA statutory and regulatory guidelines.  Subject to your timely election of continuation coverage under COBRA and your signing this Agreement, Company will reimburse you or pay on your behalf the monthly premium payable to continue your and your eligible dependents’ participation in Company’s group health plan for the lesser of the period ending February 28, 2023 and the month in which you become eligible to participate in a subsequent employer’s group health benefits (the “COBRA Benefit”).  You will notify Company’s Human Resources Department in writing promptly following the date you accept employment with a subsequent employer.  If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code of 1986 (as amended) (the “Code”), Company-paid premiums will be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

5.
No Other Compensation Due.  You acknowledge that except for the Severance, the 2021 Bonus, the Special Bonus and the COBRA Benefit (collectively, the “Separation Benefits”) and your final wages, including accrued, unpaid vacation time (which final wages will be paid to you in accordance with Company’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation from Company or any of its affiliates, subsidiaries or divisions, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, equity, units, stock, stock options, carve out, paid time off or any other form of compensation or benefit.

6.
Unemployment Benefits.   By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits (and the amount of benefits to which you may be entitled) shall be made by the appropriate state agency pursuant to applicable state law.  Company agrees that it shall not contest any claim for unemployment benefits by you.  Company, of course, shall not be required to falsify any information.

7.	Return of Property, Confidentiality, Non-Disparagement, and Related Matters. You expressly acknowledge and agree to the following:

(a)
You have returned to Company all documents (and any copies, duplicates, or replicas thereof), and property, including, without limitation, any laptop computer that was provided to you by Company, any of its subsidiaries, and their respective divisions, affiliates, parents, subsidiaries and related entities (collectively, the “Company Affiliates”) during your employment with Company, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of Company’s and Company Affiliates’ trade secrets and/or confidential and proprietary documents and information.

(b)
In the event that you receive an order, subpoena, request, or demand for disclosure of Company’s or a Company Affiliate’s trade secrets and/or confidential and proprietary documents and information from any court or governmental agency, or from a party to any litigation or administrative proceeding, unless prohibited by a court or government agency order, you shall as soon as reasonably possible and prior to disclosure notify Company of the same, in order to provide Company with the opportunity to assert its or a Company Affiliate’s respective interests in addressing or opposing such order, subpoena, request, or demand.

(c)
You agree that all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law).

(d)
You previously executed a Non-Competition, Confidentiality and Intellectual Property Agreement dated October 28, 2020 (the “Confidentiality Agreement”).  The Confidentiality Agreement remains in full force and effect and survives the termination of your employment with Company.  You will honor and abide by the terms and provisions of the Confidentiality Agreement.

(e)
You will not make any statements that are disparaging about, or adverse to, the interests or business of Company, any Company Affiliate and their respective officers, directors, employees, and direct or indirect controlling shareholders) including, without limitation, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company or any Company Affiliate (including its officers, directors, employees, and direct or indirect shareholders).  “Disparaging” statements are those that, directly or indirectly, impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.  The Company agrees that it will cause the current members of the Company’s Board of Directors to not make any statements that are disparaging about, or adverse to, the interests of, you.  Notwithstanding the foregoing, this Section does not prohibit you, the Company or the members of the Company’s Board of Directors from cooperating or testifying truthfully in any internal Company or government inquiry or in which you are required to testify pursuant to subpoena or other valid legal process.

(f)
Your breach of any of the foregoing covenants by you shall constitute a material breach of this Agreement and shall relieve Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any Separation Benefits already paid or provided to you pursuant to Sections 3 and 4 of this Agreement.

8.	Your Release of Claims.

(a)
You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Benefits, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against Company, any of Company Affiliates, their respective successors, predecessors and assigns and each of their respective owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns (the “Company Parties”) whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date.  Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company or any of Company Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Company or any Company Party, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Without limiting the generality of the foregoing, you specifically waive and release Company and Company Parties from any waivable Claim arising from or related to your employment relationship with Company through the Effective Date including, without limitation:

(i)
Claims under any Connecticut (or any other state) or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as amended through the Effective Date), including but not limited to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871 and Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Lily Ledbetter Fair Pay Act, the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), the Rehabilitation Act of 1973, the Connecticut Fair Employment Practices Act and the Connecticut Equal Pay for Equal Work statute.

(ii)
Claims under any Connecticut (or any other state) or federal employment related statute, regulation or executive order (as amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the National Labor Relations Act (29 U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29 U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Connecticut Paid Family Leave Act, and any similar Connecticut or other federal, state or local statute, and specifically including Claims related to salary, overtime, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay, severance pay, or retaliation.

(iii)
Claims under any Connecticut (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, privacy violations, invasion of privacy, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, wrongful termination in violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, fraudulent inducement, misrepresentation, deceit, fraud or negligence, rehire or reemployment rights or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv)
Claims under any Connecticut (or any other state) or federal statute, regulation, or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002, the Connecticut Whistleblower Protection Act and any similar Connecticut or other federal, state or local statute.

(v)
Claims under any Company employment, compensation, bonus, benefit, stock option, incentive compensation, restricted stock unit, and/or equity plan, program, policy, practice, or agreement, including, without limitation, any equity award or plan, or employment agreement, including the Offer Letter between you and Company dated as of October 28, 2020, and the Quantum-Si Incorporated Executive Severance Plan adopted as of June 29, 2021; or

(vii)	Any other Claim arising under other local, state, or federal law.

(b)	Notwithstanding the foregoing, this Section 8 does not:

(i)	Release Company or any Company Party from any obligation expressly set forth in this Agreement;

(ii)	Waive or release any legal claims to vested benefits under Company’s employee benefit plans, including Company’s 401(k) plan;

(iii)	Waive or release any legal claims which you may not waive or release by law, including obligations under workers’ compensation laws;

(iv)
Waive or release any legal claims to indemnification under the Indemnification Agreement dated as of June 10, 2021 (the “Indemnification Agreement”) between you and Company or under Company’s director and officers’ insurance policies in effect from time to time;

(v)
Prohibit you from (i) filing a charge with, or participating in or assisting with an investigation or proceeding conducted by, any governmental, regulatory and/or administrative entity or agency (including the Securities Exchange Commission, the Equal Employment Opportunity Commission, the Connecticut Commission on Human Rights and Opportunities, and/or OSHA); (ii) filing and, including as provided for under Section 21F of the Securities Exchange Act of 1934 (and Regulation 21F thereunder), maintaining the confidentiality of, a claim with a governmental, regulatory and/or administrative entity or agency that is responsible for enforcing a law; or (iii) providing truthful information to a governmental, regulatory and/or administrative entity or agency, law enforcement, or court, in response to compulsory legal process or as otherwise required by law or legal process or as permitted by Section 21F of the Securities Exchange Act of 1934 (or Regulation 21F thereunder); provided, however, you waive the right to recover any personal damages or other personal relief based on any claim, cause of action, demand, lawsuit or similar that is waived pursuant to this Agreement and brought by you or on your behalf by any third party, including as a member of any class or collective action, except that you do not waive any right to receive and fully retain any monetary award from a government-administered whistleblower award program for providing information to a government agency, including but not limited to damages or relief that may be available to you pursuant to such a program under the Securities Exchange Act of 1934.

(c)
You further understand and expressly agree that this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, arising from or attributable to any conduct of Company or any Company Party. You acknowledge that you may later discover facts in addition to or different from those which you now believe to be true with respect to the matters released in this Agreement.  You, however, agree that you have taken that possibility into account in reaching this Agreement, and that the release in this Agreement will remain in effect as a full and complete release for all claims existing as of the date you execute this Agreement, notwithstanding the discovery or existence of additional or different facts.

(d)	You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Separation Benefits provided to you under the terms of this Agreement.

9.
Waiver of Employment.  You hereby waive and release forever any right or rights you may have to employment with Company and any affiliate thereof at any time in the future, and agree not to seek or make application for employment with Company or any affiliate thereof.

10.
Reference Requests.  To the extent Company receives any reference request for you from a prospective employer, Company shall only provide dates of employment and last position held, and shall not otherwise characterize or discuss the nature of or circumstances surrounding your separation from employment from Company.

11.
Modification; Waiver; Severability.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of Company’s right to seek enforcement of such provision in the future.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

12.
Choice of Law and Venue; Jury Waiver.   This Agreement shall be deemed to have been made in Connecticut and shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to conflict of law principles.  Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action.

13.
Entire Agreement. You acknowledge and agree that, other than the Confidentiality Agreement and the Indemnification Agreement, which are expressly incorporated herein by reference and stated as surviving the signing of this Agreement, this Agreement supersedes any and all prior or contemporaneous oral and written agreements between you and Company, and sets forth the entire agreement between you and Company.

14.
Tax Matters.  Company will withhold required federal, state, and local taxes from any and all payments contemplated by this Agreement.  Other than Company’s obligation and right to withhold, you will be responsible for any and all taxes, interest, and penalties that may be imposed with respect to the payments contemplated by this Agreement (including, but not limited to, those imposed under Section 409A of the Code). It is intended that payments and benefits made or provided to you under this Agreement shall comply with Section 409A of the Code or an exemption to Section 409A of the Code.  You acknowledge and agree, however, that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Section 409A of the Code.  For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code.

15.
Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

16.	ADEA Waiver. You understand and agree that with respect to any possible claim arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) you:

(a)
Have had the opportunity to consider this Agreement for a full twenty-one (21) calendar days before executing it (the “Review Period”), and if signing this Agreement before the end of the Review Period, you have voluntarily waived the remainder of the Review Period.

(b)	Have carefully read and fully understands all of the provisions of this Agreement.

(c)	Are, through this Agreement, releasing Company and all of Company Parties from any and all claims you may have against them.

(d)	Knowingly and voluntarily agree to all of the terms set forth in this Agreement.

(e)	Knowingly and voluntarily intend to be legally bound by the terms of this Agreement.

(f)	Were advised and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney of your choice prior to executing this Agreement.

(g)	Understand that rights or claims under the ADEA that may arise due to acts or omissions that occur after the Effective Date are not waived.

(h)
Understand that you have a period of seven (7) calendar days after the date that you sign this Agreement to revoke your acceptance of the terms of this Agreement by actually completing delivery of (not merely dispatching) a written notification by e-mail to Christian LaPointe, Ph.D., General Counsel, c/o Quantum-Si Incorporated, clapointe@quantum-si.com.

17.
Execution and Delivery.  Delivery of this Agreement by you to Company shall be effective provided it is made no earlier than the Separation Date and no later than February 28, 2022.  The executed Agreement should be delivered to Company by scanning and then e-mailing it to Christian LaPointe, Ph.D., General Counsel, c/o Quantum-Si Incorporated, clapointe@quantum-si.com. You understand that you have seven (7) calendar days from the date you sign this Agreement to revoke your consent to this Agreement.  Any such revocation must be in writing and timely delivered by e-mail to the email address directly above.  If you revoke this Agreement, all of its provisions shall be void and unenforceable.  This Agreement shall become effective on the eighth day after you sign it, so long as you have not exercised your right to revoke it (such date, the “Effective Date”).

[Signature Page Follows]

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.  If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement in accordance with Section 16 above.

Sincerely,

QUANTUM-SI INCORPORATED

By:	/s/ Jonathan M. Rothberg
Jonathan M. Rothberg
Executive Chairman of the Board

Date:	February 11, 2022

Agreed and Acknowledged:

/s/ John Stark
John Stark

Date:	February 11, 2022